Exhibit 99.1

         Paxar Corporation Reports First Quarter 2006 Results

    WHITE PLAINS, N.Y.--(BUSINESS WIRE)--April 27, 2006--Paxar
Corporation (NYSE:PXR):

    --  Sales increase 6.6% and pro forma earnings per share increase
        29%

    -- Global realignment plans on track to achieve projected cost savings

    --  Company increases 2006 sales guidance

    Paxar Corporation (NYSE: PXR) today reported sales of $199.6 million for the first quarter of 2006, compared with sales of $187.2 million for the first quarter of 2005. Net income of $5.2 million, or $0.13 per share, was reported for the first quarter of 2006, versus net income of $5.4 million, or $0.13 per share, for the first quarter of 2005. Excluding the effects of integration and restructuring charges of $3.0 million, or $0.05 per share, net income for the first quarter of 2006 was $7.5 million, or $0.18 per share. For the comparable quarter in 2005, excluding the effects of integration and restructuring charges, net income was $5.9 million, or $0.14 per share. (See attached 2006 Reconciliation of GAAP to Non-GAAP Measures.)
    First quarter 2006 earnings per share also included a charge of $0.8 million, or $0.02 per share, related to the impact of expensing share-based compensation pursuant to the adoption of FAS 123(R).
    Sales in the first quarter of 2006 increased 6.6% from the first quarter of 2005. Organic sales increased by 5.6% principally due to significant growth in Asia Pacific, most notably in the Apparel Identification business. Acquisitions, specifically EMCO and Paxar India, increased sales by 2.8%. Foreign currency fluctuations resulted in a 1.8% decline in sales in the quarter as compared to the first quarter of 2005.
    Rob van der Merwe, President and Chief Executive Officer, said, "We are pleased with our first quarter performance as demand for our products and services was very strong. During the quarter, we saw significant increases in our apparel business, entered into new customer and partner arrangements and completed the purchase of Adhipress S.A., which further enhances our capabilities to drive growth in electronic article surveillance (EAS) with key customers in the European markets. We continued to make progress with global product innovation initiatives, and our RFID roll-out with Marks & Spencer, for which we have supplied in excess of 17 million tags, is exceeding our expectations."
    Mr. van der Merwe continued, "Our efforts to realign our global manufacturing operations to better service our global customer base and drive efficiencies within our organization are progressing well and we remain on target with the financial objectives announced last quarter. We have made significant progress in Europe and recently began shifting U.S. capacity to our Latin America and Asia Pacific facilities. These initiatives will continue throughout the year and into 2007 positioning Paxar as a stronger, more flexible organization with a powerful global footprint."
    In connection with its global realignment plan announced in October 2005, the Company reaffirmed that it will incur one-time cash costs of $20 million to $25 million over the life of the program, which will be substantially completed by the third quarter of 2007. These expenses relate to manufacturing and associated support costs. Other non-cash charges over the same time frame will range from $5 million to $8 million. The Company estimates that the impact of these plans will result in $15 million of savings in 2007 and expects to achieve ongoing savings at an annual rate of $20 million to $25 million by the end of 2007, and potentially higher in the following years.
    Mr. van der Merwe concluded, "We are optimistic about Paxar's future. We believe we have the industry's best products, people and resources to grow, and we are aggressively investing in emerging markets around the world to better meet the needs of our global customers. There are currently many initiatives underway that should strengthen both our top and bottom line performance and we remain committed to driving shareholder value over the long-term."

    Outlook for 2006

    The Company announced that it has increased its 2006 sales guidance to $830 million to $850 million reflecting the Adhipress acquisition and strong first quarter results. The Company reaffirmed earnings per share guidance in the range of $1.13 to $1.23, before the adoption of FAS 123(R) and excluding integration and restructuring charges. Including the impact of FAS 123(R), earnings per share are projected to be in the range of $1.07 to $1.17, excluding integration and restructuring charges.

    Paxar Corporation is a global leader in providing identification solutions to the retail and apparel industry, worldwide. Paxar's leadership in brand development, merchandising, information services and supply chain solutions enables the Company to satisfy customer needs around the world.

    Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's businesses and operations, which could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "project," "anticipate" and "expect." Affecting factors include general economic conditions, the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 2005 Annual Report on Form 10-K.

    For more information on Paxar call Investor Relations -
914.697.6862 or visit our Company's Web site www.paxar.com


PAXAR CORPORATION
Consolidated Statements of Income (Unaudited)
---------------------------------------------
(in millions, except per share amounts)

                                                    Three Months Ended
                                                        March 31,
                                                    ------------------
                                                        2006    2005
                                                       ------- -------

Sales                                                  $199.6  $187.2
Cost of sales                                           125.4   116.5
                                                       ------- -------
    Gross profit                                         74.2    70.7
Selling, general and administrative expenses             63.4    60.7
Integration/restructuring and other costs                 3.0     0.8
                                                       ------- -------
    Operating income                                      7.8     9.2
Other income, net                                         0.4     0.4
Interest expense, net                                     1.2     2.6
                                                       ------- -------
    Income before taxes                                   7.0     7.0
Taxes on income                                           1.8     1.6
                                                       ------- -------
    Net income                                         $  5.2  $  5.4
                                                       ======= =======

Basic earnings per share                               $ 0.13  $ 0.14
Diluted earnings per share                             $ 0.13  $ 0.13
                                                       ======= =======

Weighted average shares outstanding:
   Basic                                                 40.7    39.7
   Diluted                                               41.5    41.2
                                                       ======= =======
Ratios
------
  Gross margin                                           37.2%   37.8%
  SG&A to sales                                          31.8%   32.4%
  Operating margin                                        3.9%    4.9%
  Net margin                                              2.6%    2.9%
                                                       ======= =======

Effective tax rate                                       25.0%   23.0%
                                                       ======= =======


PAXAR CORPORATION
Consolidated Balance Sheets
-----------------------------------------------
(in millions)

                                                March 31, December 31,
                                                  2006       2005
                                               ---------- ------------
                                               (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents                        $   52.2   $    48.2
Accounts receivable                                 134.4       128.9
Inventories                                         109.5        99.2
Deferred income taxes                                19.7        19.3
Other current assets                                 22.6        20.2
                                                 ---------  ----------

     Total current assets                           338.4       315.8
                                                 ---------  ----------

Property, plant and equipment, net                  164.2       164.1
Goodwill and other intangible, net                  229.7       224.3
Other assets                                         22.7        23.4
                                                 ---------  ----------

Total assets                                     $  755.0   $   727.6
                                                 =========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Due to banks                                     $    3.2   $     3.0
Accounts payable and accrued liabilities            126.0       118.8
Accrued taxes on income                              16.2        17.8
                                                 ---------  ----------

     Total current liabilities                      145.4       139.6
                                                 ---------  ----------

Long-term debt                                      107.7        97.7
Deferred income taxes                                15.8        15.9
Other liabilities                                    19.3        19.5
Shareholders' equity                                466.8       454.9
                                                 ---------  ----------

Total liabilities and shareholders' equity       $  755.0   $   727.6
                                                 =========  ==========


PAXAR CORPORATION
Reconciliation of GAAP to Non-GAAP Measures
 (Unaudited)
---------------------------------------------------
(in millions, except per share amounts)

Paxar reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.

Paxar uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. Paxar is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                       2006     2005
                                                    --------- --------

Sales                                               $  199.6  $ 187.2
                                                    ========= ========

Operating income as reported                        $    7.8  $   9.2
    Non-GAAP adjustments:
    Integration/restructuring and other costs            3.0      0.8
                                                    --------- --------

Non-GAAP operating income                           $   10.8  $  10.0
                                                    ========= ========

Non-GAAP operating margin                                5.4%     5.3%
                                                    ========= ========

Net income as reported                              $    5.2  $   5.4
    Non-GAAP adjustments, net of taxes:
    Integration/restructuring and other costs            2.3      0.5
                                                    --------- --------

Non-GAAP net income                                 $    7.5  $   5.9
                                                    ========= ========

Diluted earnings per share as reported              $   0.13  $  0.13
    Non-GAAP adjustments, net of taxes:
    Integration/restructuring and other costs           0.05     0.01
                                                    --------- --------

Non-GAAP diluted earnings per share                 $   0.18  $  0.14
                                                    ========= ========

Weighted average shares outstanding - diluted           41.5     41.2
                                                    ========= ========

    CONTACT: Paxar Corporation
             Bob Powers, 914-697-6862